Exhibit 99.1

SINTX TECHNOLOGIES RENEWS LEASE WITH PORTFOLIO INVESTMENTS AT CENTREPOINTE BUSINESS PARK

SALT LAKE CITY, Utah (June 10, 2019) — SINTX Technologies, Inc., a ceramics OEM company that develops and manufactures silicon nitride, announced today that the Company renewed its lease with Portfolio Investments at Centrepointe Business Park in Salt Lake City, Utah, for a five year term. SINTX has been at this location since 2009. The Company will lease a smaller section of the building consistent with a new footprint following the sale of its retail spine business and re-branding last year.

Dr. Sonny Bal, President & CEO, said “This is a milestone for SINTX. We have right-sized our operations, and the significant cost savings from the building lease will allow SINTX to focus on scaling up our manufacturing, and invest further in R&D activities.”

“We are excited to remain in Salt Lake City, a technology hub,” Dr. Bal added. “The company was founded here in 1996. Our first silicon nitride spinal device was implanted at the University of Utah in 2008. We have long-standing relationships with the University’s Bone & Joint Laboratory and Nanofab facility. We look forward to growing our company in Utah.”

Centrepointe Business Park is located in proximity of the Salt Lake City International Airport and is within minutes of downtown Salt Lake City. Corey Brand of Centrepoint said “SINTX has been a great tenant and we look forward to the next five years with them.”

SINTX was represented in the transaction by Travis Yates of Colliers International.

About SINTX Technologies

SINTX Technologies is an OEM ceramics company that develops and commercializes silicon nitride for biomedical applications, such as spine and dental implants. The core strength of SINTX Technologies is the research and development of medical-grade silicon nitride ceramics for external partners. The Company presently manufactures silicon nitride spinal implants in its FDA registered and ISO 13485 certified manufacturing facility for CTL-Amedica, the exclusive retail channel for silicon nitride spinal implants.

For more information on SINTX Technologies or its silicon nitride material platform, please visit www.sintx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) that are subject to a number of risks and uncertainties. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. A discussion of those risks and uncertainties can be found in SINTX's Risk Factors disclosure in its Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) on March 11, 2019, and in SINTX's other filings with the SEC. SINTX disclaims any obligation to update any forward-looking statements. SINTX undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this report.

Contact:

SINTX Technologies
801.839.3502
IR@sintx.com